Exhibit 99

Humana Reports First Quarter 2012 Financial Results

  First quarter EPS of $1.49, exceeding prior guidance range
  Full-year EPS raised to $7.55 to $7.75
  First quarter consolidated revenues up 11 percent year-over-year
  Medicare Advantage membership up 16 percent year to date
  Stand-alone PDP membership up 12 percent year to date
  Share repurchase authorization reset to $1 billion
  Cash dividend to stockholders raised to $0.26 per share

LOUISVILLE, Ky.--(BUSINESS WIRE)--April 30, 2012--Humana Inc. (NYSE: HUM) today reported diluted earnings per common share (EPS) for the quarter ended March 31, 2012 (1Q12) of $1.49, compared to $1.86 per share for the quarter ended March 31, 2011 (1Q11). The company had previously anticipated earnings per share in the range of $1.35 to $1.45 for 1Q12. Lower year-over-year earnings in the company’s Retail and Employer Group business segments were partially offset by higher earnings in the company’s Health and Well-Being Services business segment. EPS for 1Q12 and 1Q11 were positively impacted by $0.03 per share and $0.31 per share, respectively, as a result of favorable development of prior-period medical claims reserves.

"Our compelling senior value proposition and favorable demographics have made Humana one of the fastest growing Medicare Advantage and PDP companies in the nation," said Michael B. McCallister, Humana’s Chairman of the Board and Chief Executive Officer. “This growth trajectory has contributed solidly to our results for the first quarter and our continued confidence in our projected results for the full year."

The company raised EPS guidance for the year ending December 31, 2012 (FY12) to a range of $7.55 to $7.75 versus its previous estimate of $7.50 to $7.70. This increase in FY12 EPS guidance primarily reflects favorable prior-period claims development in the first quarter.

Consolidated Highlights

Revenues – 1Q12 consolidated revenues were $10.22 billion, an increase of 11 percent from $9.19 billion in 1Q11, with total premiums and services revenue up 11 percent compared to the prior year’s quarter. The increase in consolidated revenues was primarily due to increases in the Retail and Employer Group segments driven by increases in average membership of the company’s individual and group Medicare Advantage plans.

Benefit expenses – The 1Q12 consolidated benefit ratio (benefit expenses as a percent of premiums) of 85.4 percent increased from 83.8 percent for the prior year’s quarter due primarily to a higher year-over-year benefit ratio for the Retail and Employer Group Segments.

Operating costs – The consolidated operating cost ratio (operating costs as a percent of total revenues less investment income) of 13.7 percent for 1Q12 compares to 13.8 percent in 1Q11. This lower year-over-year ratio primarily reflects improvement in this metric for the Employer Group Segment partially offset by an increase in the Retail Segment operating cost ratio.

Retail Segment Highlights

Pretax results:

  Retail Segment pretax income of $115 million in 1Q12 decreased from $217 million in 1Q11. This year-over-year decrease was primarily driven by the combined impact of a 180 basis point increase in this segment’s benefit ratio together with a 40 basis point increase in the Retail Segment’s operating cost ratio.

Enrollment:

  Individual Medicare Advantage membership was 1,883,800 at March 31, 2012, an increase of 243,500 members, or 15 percent from 1,640,300 at December 31, 2011 due to a successful enrollment season associated with the 2012 plan year. Membership increased by 289,000, or 18 percent, from 1,594,800 at March 31, 2011. Membership at March 31, 2012 included approximately 62,600 members added at the end of 1Q12 with the acquisition of Arcadian Management Services, Inc. (Arcadian). As previously announced, the company expects to divest approximately 12,600 members acquired with Arcadian effective January 1, 2013 in accordance with the company’s agreement with the United States Department of Justice.
  Membership in the company’s individual stand-alone Prescription Drug Plans (PDPs) totaled 2,863,900 at March 31, 2012, an increase of 323,500, or 13 percent, from 2,540,400 at December 31, 2011. Membership increased by 510,800, or 22 percent, from 2,353,100 at March 31, 2011. This increase resulted primarily from growth in the company’s Humana-Walmart plan offering.
  HumanaOne® medical membership increased to 442,000 at March 31, 2012, an increase of 8,400 or 2 percent, from 433,600 at December 31, 2011 and an increase of 59,100, or 15 percent, from 382,900 at March 31, 2011.

  Membership in individual specialty products (a) of 847,900 at March 31, 2012 increased 8 percent from 782,500 at December 31, 2011 and increased 257,400, or 44 percent, from 590,500 at March 31, 2011. Both the sequential and year-over-year increases were primarily driven by increased sales in dental offerings.

Premiums and services revenue:

  1Q12 premiums and services revenue for the Retail Segment were $6.04 billion, an increase of 14 percent from $5.31 billion in 1Q11. The increase was primarily the result of year-over-year membership growth for individual Medicare Advantage plans.
  1Q12 Medicare Advantage premiums per member per month declined to $924 from $947 in 1Q11 primarily driven by higher membership from the quarter-end completion of the Arcadian acquisition and geographic expansion into lower premium counties.

Benefit expenses:

  The 1Q12 benefit ratio for the Retail Segment was 87.6 percent, an increase of 180 basis points from 85.8 percent in 1Q11. The increase was primarily driven by the planned increase associated with positioning for Health Care Reform medical loss ratio requirements, the seasonal impact of an extra day’s claims from leap year in 1Q12 and a year-over-year increase in clinicians and other health care quality expenditures given the company’s continuing growth in membership.
  Retail Segment benefit expenses included the beneficial impact of favorable prior-period medical claims reserve development of $33 million in 1Q12 and $40 million in 1Q11.

Operating costs:

  The Retail Segment’s operating cost ratio of 10.4 percent in 1Q12 increased 40 basis points from 10.0 percent in 1Q11 reflecting higher year-over-year clinical, provider and technological infrastructure spending and increased membership in the company’s stand-alone PDP products which carry a higher operating cost ratio than individual Medicare Advantage products.

Employer Group Segment Highlights

Pretax results:

  Employer Group Segment pretax income of $121 million in 1Q12 compares to $139 million in 1Q11. This decrease was primarily due to a 290 basis point increase in this segment’s benefit ratio partially offset by a 200 basis point decline in the Employer Group Segment’s operating cost ratio.

Enrollment:

  Group Medicare Advantage membership was 385,800 at March 31, 2012, an increase of 67,600 members, or 21 percent, from 318,200 at December 31, 2011 primarily due to the January 2012 addition of a large group Medicare Advantage account. Membership increased 77,200, or 25 percent, from 308,600 at March 31, 2011.

  Group fully-insured commercial medical membership of 1,182,800 at March 31, 2012, increased slightly from 1,180,200 at December 31, 2011 and 1,178,500 at March 31, 2011.
  Group ASO commercial medical membership declined to 1,236,600 at March 31, 2012, a decrease of 55,700 or 4 percent, from 1,292,300 at December 31, 2011 and a decrease of 82,700, or 6 percent, from 1,319,300 at March 31, 2011. This decline reflected a continuation of pricing discipline in a highly competitive environment for self-funded accounts.
  Membership in Employer Group specialty products (a) of 6,849,300 at March 31, 2012 increased 5 percent from 6,532,600 at December 31, 2011 and increased 212,500, or 3 percent, from 6,636,800 at March 31, 2011, as continued cross-selling of these products to employer groups more than offset the loss of a large dental ASO account.

Premiums and services revenue:

  1Q12 premiums and services revenue for the Employer Group Segment were $2.62 billion, an increase of 13 percent from $2.32 billion in 1Q11. The increase was primarily the result of increased group Medicare Advantage membership year over year.

Benefit expenses:

  1Q12 benefit ratio for the Employer Group Segment was 81.6 percent, an increase of 290 basis points from 78.7 percent in 1Q11. This increase was primarily due to the change in impact of prior-period medical claims reserve development, an increase in group Medicare Advantage membership, and the seasonal impact of an extra day’s claims from leap year in 1Q12, partially offset by a reduction in prior-year premium rebate estimates.
  The Employer Group Segment’s benefit expenses for 1Q12 included the negative impact of $30 million in unfavorable prior-period medical claims reserve development versus $41 million in favorable prior-period medical claims reserve development in 1Q11. The unfavorable prior-period reserve development experienced during 1Q12 resulted from various items, primarily the timing of certain claims processing changes and a plan design change for one employer group Medicare Advantage account. These same factors are not anticipated to have a material impact on future results.

Operating costs:

  The Employer Group Segment’s operating cost ratio of 16.3 percent in 1Q12 decreased 200 basis points from 18.3 percent in 1Q11 reflecting increased year-over-year membership in the company’s group Medicare Advantage products which generally carry a lower operating cost ratio than the company’s fully-insured commercial group products and continued savings from operating cost reduction initiatives.

Health and Well-Being Services Segment Highlights

Pretax results:

  Health and Well-Being Services Segment pretax income of $132 million in 1Q12 rose $35 million, or 36 percent, compared to $97 million in 1Q11 reflecting growth in the company’s pharmacy solutions business, including higher utilization of the company’s RightSourceRx® mail-order pharmacy by the company’s members.

Script volume:

  Script volumes for the Retail and Employer Group Segments’ membership increased to approximately 58 million in 1Q12, up 19 percent, versus 1Q11 scripts of approximately 49 million. The year-over-year increase primarily reflects growth associated with higher average medical membership for 1Q12 than in 1Q11.

Services revenue:

  Services revenue of $3.31 billion in 1Q12 for the Health and Well-Being Services Segment increased from $2.77 billion in 1Q11. This increase was primarily driven by growth in the company’s Medicare Advantage membership and related member utilization of the company’s pharmacy benefit management services and RightSourceRx mail-order pharmacy.

Operating costs:

  The Health and Well-Being Services Segment’s operating cost ratio of 95.4 percent in 1Q12 declined 40 basis points from 95.8 percent in 1Q11 reflecting scale efficiencies associated with growth in the company’s pharmacy solutions business.

Balance Sheet

  At March 31, 2012, the company had cash, cash equivalents, and investment securities of $13.25 billion, up 22 percent from $10.83 billion at December 31, 2011 primarily due to the early receipt of the April CMS premium payment.
  Parent company cash and investments of $225 million at March 31, 2012 decreased $269 million from $494 million at December 31, 2011, primarily reflecting the acquisition of Arcadian, share repurchases, and the payment of a cash dividend to stockholders during the quarter.
  Days in claims payable were 50.1 at March 31, 2012, down 2.4 days from 52.5 at December 31, 2011. This reduction primarily reflects the impact of the sequential increase in Medicare Advantage HMO membership, for which a significant portion of the medical services provided are covered by capitation payments versus the establishment of medical claims reserves, combined with the payout of certain risk-sharing settlements during 1Q12 that related to prior-year dates of service.
  Debt-to-total capitalization at March 31, 2012 was 16.4 percent, down 70 basis points compared to 17.1 percent at December 31, 2011 primarily driven by higher capitalization associated with first quarter earnings.

Cash Flows from Operations

Cash flows provided by operations for 1Q12 totaled $2.35 billion compared to cash flows provided by operations of $796 million in 1Q11. The company also evaluates operating cash flows on a non-GAAP(c) basis:

Net cash provided by operating activities (in millions)	1Q12 Cash Flows	1Q11 Cash Flows
GAAP	$2,346	$796
Timing of premium payment from CMS (b)	(2,015)	-
Non-GAAP (c)	$331	$796

The year over year decrease in the non-GAAP(c) cash flows from operations is due to the effect on cash flows of changes in working capital accounts.

Share Repurchase Program and Cash Dividend

  During 1Q12, the company repurchased 1,150,000 of its outstanding shares at an average price per share of $86.95 in connection with a share repurchase authorization for up to $1 billion approved by the company’s Board of Directors in April 2011. In April 2012, the company’s Board of Directors authorized a new share repurchase program of up to $1 billion, replacing its previous share repurchase authorization. Under this share repurchase authorization, shares could be purchased from time to time at prevailing prices in the open market, by block purchases, or in privately negotiated transactions. The new share repurchase authorization expires June 30, 2014.
  A cash dividend payment of approximately $41 million, or $0.25 per share, for stockholders of record as of March 30, 2012, was paid on April 27, 2012 as approved by the company’s Board of Directors in accordance with its quarterly cash dividend policy. In April 2012, the company’s Board of Directors increased the company’s quarterly cash dividend to $0.26 per share for stockholders of record as of June 29, 2012 payable on July 27, 2012.

Footnotes

(a)	The company provides a full range of insured specialty products including dental, vision and other supplemental products. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products. Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.
(b)	Generally, when the first day of a month falls on a weekend or holiday, with the exception of January 1 (New Year’s Day), the company receives this payment at the end of the previous month. Therefore 1Q12 included four monthly Medicare payments compared to only three monthly Medicare payments in 1Q11.
(c)	The Company has included certain financial measures that are not in accordance with Generally Accepted Accounting Principles (GAAP) in its summary of financial results within this earnings press release. The company believes that these non-GAAP measures, when presented in conjunction with comparable GAAP measures, are useful to both management and its investors in analyzing the company's ongoing business and operating performance. Internally, management uses these non-GAAP financial measures as indicators of business performance, as well as for operational planning and decision making purposes. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

Conference Call & Virtual Slide Presentation

Humana will host a conference call, as well as a virtual slide presentation, at 9:00 a.m. eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings. A live virtual presentation (audio with slides) may be accessed via Humana’s Investor Relations page at www.humana.com. The company suggests web participants sign on at least 15 minutes in advance of the call. The company also suggests web participants visit the site well in advance of the call to run a system test and to download any free software needed to view the presentation.

All parties interested in the audio-only portion of the conference call are invited to dial 888-625-7430. No password is required. The company suggests participants dial in at least ten minutes in advance of the call. For those unable to participate in the live event, the virtual presentation archive may be accessed via the Historical Webcasts & Presentations section of the Investor Relations page at www.humana.com.

Cautionary Statement

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:

  If Humana does not design and price its products properly and competitively, if the premiums Humana charges are insufficient to cover the cost of health care services delivered to its members, or if its estimates of benefit expenses are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. These estimates, however, involve extensive judgment, and have considerable inherent variability that is extremely sensitive to payment patterns and medical cost trends.
  If Humana fails to effectively implement its operational and strategic initiatives, including its Medicare initiatives, the company’s business may be materially adversely affected, which is of particular importance given the concentration of the company’s revenues in the Medicare business.
  If Humana fails to properly maintain the integrity of its data, to strategically implement new information systems, to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks, the company’s business may be materially adversely affected.
  Humana’s business may be materially adversely impacted by CMS’s adoption of the new coding set for diagnoses.
  Humana is involved in various legal actions and governmental and internal investigations, including without limitation, an ongoing internal investigation and litigation and government requests for information related to certain aspects of its Florida subsidiary operations, any of which, if resolved unfavorably to the company, could result in substantial monetary damages. Increased litigation and negative publicity could increase the company’s cost of doing business.
  As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government health care programs.
  Recently enacted health insurance reform, including The Patient Protection and Affordable Care Act and The Health Care and Education Reconciliation Act of 2010, could have a material adverse effect on Humana’s results of operations, including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company's medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products (and particularly how the ratio may apply to Medicare plans), lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible federal premium tax and other assessments; financial position, including the company's ability to maintain the value of its goodwill; and cash flows. In addition, if the new non-deductible federal premium tax and other assessments, including a three-year commercial reinsurance fee, were imposed as enacted, and if Humana is unable to adjust its business model to address these new taxes and assessments, such as through the reduction of the company’s operating costs, there can be no assurance that the non-deductible federal premium tax and other assessments would not have a material adverse effect on the company’s results of operations, financial position, and cash flows.

  Humana’s business activities are subject to substantial government regulation. New laws or regulations, or changes in existing laws or regulations or their manner of application could increase the company’s cost of doing business and may adversely affect the company’s business, profitability and cash flows.
  Any failure to manage administrative costs could hamper Humana’s profitability.
  Any failure by Humana to manage acquisitions and other significant transactions successfully may have a material adverse effect on its results of operations, financial position, and cash flows.
  If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.
  Humana’s pharmacy business is highly competitive and subjects it to regulations in addition to those the company faces with its core health benefits businesses.
  Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.
  If Humana does not continue to earn and retain purchase discounts and volume rebates from pharmaceutical manufacturers at current levels, Humana’s gross margins may decline.
  Humana’s ability to obtain funds from its subsidiaries is restricted by state insurance regulations.
  Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.
  Changes in economic conditions could adversely affect Humana’s business and results of operations.
  The securities and credit markets may experience volatility and disruption, which may adversely affect Humana’s business.
  Given the current economic climate, Humana’s stock and the stock of other companies in the insurance industry may be increasingly subject to stock price and trading volume volatility.

In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.

Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:

  Form 10-K for the year ended December 31, 2011;
  Form 8-Ks filed during 2012.

About Humana

Humana Inc., headquartered in Louisville, Kentucky, is a leading health care company that offers a wide range of insurance products and health and wellness services that incorporate an integrated approach to lifelong well-being. By leveraging the strengths of its core businesses, Humana believes it can better explore opportunities for existing and emerging adjacencies in health care that can further enhance wellness opportunities for the millions of people across the nation with whom the company has relationships.

More information regarding Humana is available to investors via the Investor Relations page of the company’s web site at www.humana.com, including copies of:

  Annual reports to stockholders;
  Securities and Exchange Commission filings;
  Most recent investor conference presentations;
  Quarterly earnings news releases;
  Replays of most recent earnings release conference calls;
  Calendar of events (including upcoming earnings conference call dates and times, as well as planned interaction with research analysts and institutional investors);
  Corporate Governance information

Humana Inc. – Earnings Guidance Points as of April 30, 2012

(in accordance with Generally Accepted Accounting Principles)	For the year ending December 31, 2012	Comments (excludes impact of pending SeniorBridge acquisition)
Diluted earnings per common share	Full year 2012: $7.55 to $7.75	Full year 2012 includes expected $0.05 per
(EPS)		share negative impact associated with
	Second quarter 2012: $2.15 to $2.25	transaction and integration costs of Arcadian
Projections exclude the impact of future share
repurchases
Projections anticipate weighted average
shares outstanding of 166 million
Revenues	Consolidated revenues: $39.0 billion to $39.5 billion	Includes expected investment income in the
	Total revenues:	range of $375 million to $395 million
Retail Segment: $24.5 billion to $25.0 billion
	Employer Group Segment: $10.5 billion to $11.0 billion	Segment-level revenues include intersegment
	Health and Well-Being Services Segment: $13.25 billion to $13.75	amounts that eliminate in consolidation
billion
Other Businesses: $2.50 billion to $2.75 billion
Ending medical membership versus	Retail Segment:	Retail Medicare Advantage includes
prior year end	Medicare Advantage: Up 255,000 to 265,000	approximately 63,000 members related to
	Medicare stand-alone PDPs: Up 500,000 to 600,000	the Arcadian acquisition
HumanaOne: Up 35,000 to 45,000
Medicare Supplement: Up 30,000 to 40,000
Employer Group Segment:
Medicare Advantage: Up approximately 75,000
Commercial Fully Insured: Up 20,000 to 30,000
Commercial ASO: Down 40,000 to 50,000
Benefit ratios	Retail Segment: 83.5% to 84.5%	Benefit expenses as a percent of premiums
Employer Group Segment: 85.0% to 86.0%
Operating cost ratios	Consolidated: 14.25% to 14.75%	Consolidated operating costs as a percent of
	Health & Well-Being Services Segment: 95.75% to 96.25%	total revenues excluding investment income
Consolidated depreciation and	$325 million to $345 million	Approximately $40 million is expected to be
amortization (cash flows)		included in benefits expense on the income
statement
Consolidated interest expense	Approximately $105 million
Detailed pretax results		Segment-level pretax results and margins
	Retail Segment: $1.30 billion to $1.35 billion; 5.2% to 5.4% pretax	include the impact of net investment income
	margin	Retail Segment margin expectation includes 20
basis points of negative impact associated
with transaction and integration costs of
	Employer Group Segment: $125 million to $175 million; 1.3% to 1.5%	Arcadian
pretax margin
Health and Well-Being Services Segment: $425 million to $475 million;
3.0% to 3.5% pretax margin
Effective Tax Rate	Approximately 36.5%
Cash flows from operations	$1.8 billion to $2.0 billion
Capital expenditures	Approximately $350 million

Humana Inc.
Statistical Schedules
And
Supplementary Information
1Q12 Earnings Release

S-1

Humana Inc.
Statistical Schedules and Supplementary Information
1Q12 Earnings Release

Contents

Page	Description

S-3	Consolidated Statements of Income
S-4	1Q12 Segment Financial Information
S-5	1Q11 Segment Financial Information
S-6	Consolidated Balance Sheets
S-7	Consolidated Statements of Cash Flows
S-8	Key Income Statement Ratios and Segment Operating Results
S-9	Pharmacy Statistics
S-10	Membership Detail
S-11	Premiums and Services Revenue Detail
S-12	Medicare Summary
S-13	Investments
S-14-16	Benefits Payable
S-17	Footnotes

S-2

Humana Inc.
Consolidated Statements of Income
In millions, except per common share results

	Three Months Ended March 31,
			Dollar	Percentage
	2012	2011	Change	Change
Revenues:
Premiums	$9,775	$8,767	$1,008	11.5%
Services	350	335	15	4.5%
Investment income	94	89	5	5.6%
Total revenues	10,219	9,191	1,028	11.2%
Operating expenses:
Benefits	8,350	7,345	1,005	13.7%
Operating costs	1,383	1,256	127	10.1%
Depreciation and amortization	70	66	4	6.1%
Total operating expenses	9,803	8,667	1,136	13.1%
Income from operations	416	524	(108)	-20.6%
Interest expense	26	27	(1)	-3.7%
Income before income taxes	390	497	(107)	-21.5%
Provision for income taxes	142	182	(40)	-22.0%
Net income	$248	$315	$(67)	-21.3%

Basic earnings per common share	$1.51	$1.88	$(0.37)	-19.7%
Diluted earnings per common share	$1.49	$1.86	$(0.37)	-19.9%

Shares used in computing basic earnings per common share (000's)	163,717	167,271
Shares used in computing diluted earnings per common share (000's)	166,088	169,534

S-3

Humana Inc.
1Q12 Segment Financial Information
In millions
			Health and
		Employer	Well-Being	Other	Eliminations/
	Retail	Group	Services	Businesses	Corporate	Consolidated

Revenues - external customers
Premiums:
Medicare Advantage	$5,093	$1,025	$-	$-	$-	$6,118
Medicare stand-alone PDP	660	2	-	66	-	728
Total Medicare	5,753	1,027	-	66	-	6,846
Fully-insured	244	1,242	-	-	-	1,486
Specialty	38	260	-	-	-	298
Military services	-	-	-	893	-	893
Medicaid and other (A)	-	-	-	252	-	252
Total premiums	6,035	2,529	-	1,211	-	9,775
Services revenue:
Provider	-	-	233	-	-	233
ASO and other (B)	6	89	-	18	-	113
Pharmacy	-	-	4	-	-	4
Total services revenue	6	89	237	18	-	350
Total revenues - external customers	6,041	2,618	237	1,229	-	10,125

Intersegment revenues
Services	-	4	2,486	-	(2,490)	-
Products	-	-	584	-	(584)	-
Total intersegment revenues	-	4	3,070	-	(3,074)	-
Investment income	19	10	-	14	51	94
Total revenues	6,060	2,632	3,307	1,243	(3,023)	10,219

Operating expenses:
Benefits	5,287	2,064	-	1,106	(107)	8,350
Operating costs	628	427	3,154	116	(2,942)	1,383
Depreciation and amortization	30	20	21	4	(5)	70
Total operating expenses	5,945	2,511	3,175	1,226	(3,054)	9,803
Income from operations	115	121	132	17	31	416
Interest expense	-	-	-	-	26	26
Income before income taxes	$115	$121	$132	$17	$5	$390

Benefit ratio	87.6%	81.6%		91.3%		85.4%
Operating cost ratio (c)	10.4%	16.3%	95.4%	9.4%		13.7%

S-4

Humana Inc.
1Q11 Segment Financial Information
In millions
			Health and
		Employer	Well-Being	Other	Eliminations/
	Retail	Group	Services	Businesses	Corporate	Consolidated

Revenues - external customers
Premiums:
Medicare Advantage	$4,525	$796	$-	$-	$-	$5,321
Medicare stand-alone PDP	557	2	-	76	-	635
Total Medicare	5,082	798	-	76	-	5,956
Fully-insured	201	1,199	-	-	-	1,400
Specialty	26	230	-	-	-	256
Military services	-	-	-	923	-	923
Medicaid and other (A)	-	-	-	232	-	232
Total premiums	5,309	2,227	-	1,231	-	8,767
Services revenue:
Provider	-	-	215	-	-	215
ASO and other (B)	3	93	-	22	-	118
Pharmacy	-	-	2	-	-	2
Total services revenue	3	93	217	22	-	335
Total revenues - external customers	5,312	2,320	217	1,253	-	9,102

Intersegment revenues
Services	-	3	2,121	-	(2,124)	-
Products	-	-	435	-	(435)	-
Total intersegment revenues	-	3	2,556	-	(2,559)	-
Investment income	19	12	-	12	46	89
Total revenues	5,331	2,335	2,773	1,265	(2,513)	9,191

Operating expenses:
Benefits	4,554	1,752	-	1,109	(70)	7,345
Operating costs	533	424	2,656	119	(2,476)	1,256
Depreciation and amortization	27	20	20	2	(3)	66
Total operating expenses	5,114	2,196	2,676	1,230	(2,549)	8,667
Income from operations	217	139	97	35	36	524
Interest expense	-	-	-	-	27	27
Income before income taxes	$217	$139	$97	$35	$9	$497

Benefit ratio	85.8%	78.7%		90.1%		83.8%
Operating cost ratio (c)	10.0%	18.3%	95.8%	9.5%		13.8%

S-5

Humana Inc.
Consolidated Balance Sheets
Dollars in millions, except share amounts
	March 31,	December 31,	Sequential Change
	2012	2011	Dollar	Percent
Assets
Current assets:
Cash and cash equivalents	$3,656	$1,377
Investment securities	7,889	7,743
Receivables, net	1,330	1,034
Other	1,181	1,027
Total current assets	14,056	11,181	$2,875	25.7%

Property and equipment, net	939	912
Long-term investment securities	1,704	1,710
Goodwill	2,785	2,740
Other	1,216	1,165
Total assets	20,700	17,708	$2,992	16.9%

Liabilities and Stockholders' Equity
Current liabilities:
Benefits payable	4,108	3,754
Trade accounts payable and accrued expenses	2,123	1,783
Book overdraft	294	306
Unearned revenues	2,298	213
Total current liabilities	8,823	6,056	$2,767	45.7%

Long-term debt	1,621	1,659
Future policy benefits payable	1,690	1,663
Other long-term liabilities	332	267
Total liabilities	12,466	9,645	$2,821	29.2%

Commitments and contingencies
Stockholders' equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	-	-
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 194,119,768 issued at March 31, 2012	32	32
Capital in excess of par value	2,043	1,938
Retained earnings	7,032	6,825
Accumulated other comprehensive income	313	303
Treasury stock, at cost, 30,940,528 shares at March 31, 2012	(1,186)	(1,035)
Total stockholders' equity	8,234	8,063	$171	2.1%
Total liabilities and stockholders' equity	$20,700	$17,708	$2,992	16.9%

Debt-to-total capitalization ratio	16.4%	17.1%

S-6

Humana Inc.
Consolidated Statements of Cash Flows
Dollars in millions
	Three Months Ended March 31,
			Dollar	Percentage
	2012	2011	Change	Change
Cash flows from operating activities
Net income	$248	$315
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	78	76
Net realized capital gains	(4)	(4)
Stock-based compensation	40	30
(Benefit from) provision for deferred income taxes	(9)	27
Changes in operating assets and liabilities excluding the effects of acquisitions:
Receivables	(255)	(260)
Other assets	(138)	(111)
Benefits payable	284	471
Other liabilities	52	204
Unearned revenues	2,034	34
Other	16	14
Net cash provided by operating activities	2,346	796	$1,550	194.7%

Cash flows from investing activities
Acquisitions, net of cash acquired	(56)	(5)
Purchases of property and equipment	(86)	(71)
Purchases of investment securities	(714)	(1,187)
Proceeds from maturities of investment securities	424	418
Proceeds from sales of investment securities	242	154
Net cash used in investing activities	(190)	(691)	$501	72.5%

Cash flows from financing activities
Receipts (withdrawals) from contract deposits, net	298	183
Repayment of long-term debt	(36)	-
Change in book overdraft	(12)	(157)
Common stock repurchases	(151)	(89)
Excess tax benefit from stock-based compensation	20	5
Dividends paid	(41)	-
Proceeds from stock option exercises and other	45	36
Net cash provided by (used in) financing activities	123	(22)	$145	659.1%

Increase in cash and cash equivalents	2,279	83
Cash and cash equivalents at beginning of period	1,377	1,673

Cash and cash equivalents at end of period	$3,656	$1,756

S-7

Humana Inc.
Key Income Statement Ratios and Segment Operating Results
Dollars in millions

	Three Months Ended March 31,

				Percentage
	2012	2011	Difference	Change
Benefit ratio
Retail	87.6%	85.8%	1.8%
Employer Group	81.6%	78.7%	2.9%
Other Businesses	91.3%	90.1%	1.2%
Consolidated	85.4%	83.8%	1.6%

Operating cost ratio (C)
Retail	10.4%	10.0%	0.4%
Employer Group	16.3%	18.3%	-2.0%
Health and Well-Being Services	95.4%	95.8%	-0.4%
Other Businesses	9.4%	9.5%	-0.1%
Consolidated	13.7%	13.8%	-0.1%

Detail of pretax income
Retail	$115	$217	($102)	-47.0%
Employer Group	$121	$139	($18)	-12.9%
Health and Well-Being Services	$132	$97	$35	36.1%
Other Businesses	$17	$35	($18)	-51.4%
Consolidated	$390	$497	($107)	-21.5%

S-8

Humana Inc.
Pharmacy Metrics
Script volume in thousands

	Three Months Ended March 31,

	2012	2011	Difference

Generic Dispense Rate
Retail
Mail-Order	87.5%	85.6%	1.9%
90-Day Retail	85.7%	82.9%	2.8%
All Other	78.8%	76.8%	2.0%
Total	82.5%	80.0%	2.5%
Employer Group
Mail-order	72.0%	66.9%	5.1%
90-Day Retail	80.6%	75.9%	4.7%
All Other	71.9%	69.1%	2.8%
Total Employer Group	74.0%	70.2%	3.8%

				Percentage
			Difference	Change
Script volume
Retail
Mail-order	12,072	8,554	3,518	41.1%
90-Day Retail	12,363	9,874	2,489	25.2%
All Other	27,705	24,459	3,246	13.3%
Total Retail	52,140	42,887	9,253	21.6%

Employer Group
Mail-order	985	959	26	2.7%
90-Day Retail	1,492	1,297	195	15.0%
All Other	3,818	3,925	(107)	-2.7%
Total Employer Group	6,295	6,181	114	1.8%

Total Retail and Employer Group	58,435	49,068	9,367	19.1%

S-9

Humana Inc.
Membership Detail
In thousands
	Ending	Average 1Q12	Ending	Year-over-year Change		Ending	Sequential Change
	March 31, 2012		March 31, 2011	Amount	Percent	December 31, 2011	Amount	Percent
Medical Membership:
Retail
Medicare Advantage	1,883.8	1,838.1	1,594.8	289.0	18.1%	1,640.3	243.5	14.8%
Medicare stand-alone PDPs	2,863.9	2,844.8	2,353.1	510.8	21.7%	2,540.4	323.5	12.7%
Individual commercial	442.0	438.1	382.9	59.1	15.4%	433.6	8.4	1.9%
Medicare Supplement	67.3	66.5	49.9	17.4	34.9%	59.6	7.7	12.9%
Total Retail	5,257.0	5,187.5	4,380.7	876.3	20.0%	4,673.9	583.1	12.5%

Employer Group
Medicare Advantage	357.7	357.4	280.7	77.0	27.4%	290.6	67.1	23.1%
Medicare Advantage ASO	28.1	28.1	27.9	0.2	0.7%	27.6	0.5	1.8%
Medicare stand-alone PDPs	4.2	4.2	4.1	0.1	2.4%	4.2	-	0.0%
Fully-insured medical commercial	1,182.8	1,184.9	1,178.5	4.3	0.4%	1,180.2	2.6	0.2%
ASO commercial	1,236.6	1,239.2	1,319.3	(82.7)	-6.3%	1,292.3	(55.7)	-4.3%
Total Employer Group	2,809.4	2,813.8	2,810.5	(1.1)	0.0%	2,794.9	14.5	0.5%

Other Businesses
Military Services	3,021.7	3,020.7	3,012.9	8.8	0.3%	3,028.1	(6.4)	-0.2%
Medicaid and other	602.8	600.7	619.3	(16.5)	-2.7%	614.2	(11.4)	-1.9%
LI-NET (D)	76.7	75.2	98.5	(21.8)	-22.1%	73.5	3.2	4.4%
Total Other Businesses	3,701.2	3,696.6	3,730.7	(29.5)	-0.8%	3,715.8	(14.6)	-0.4%

Total Medical Membership	11,767.6	11,697.9	10,921.9	845.7	7.7%	11,184.6	583.0	5.2%

Specialty Membership:
Retail
Dental - fully-insured	626.0	606.5	444.4	181.6	40.9%	579.6	46.4	8.0%
Vision	90.2	87.3	61.2	29.0	47.4%	83.8	6.4	7.6%
Other supplemental benefits (E)	131.7	127.3	84.9	46.8	55.1%	119.1	12.6	10.6%
Total Retail	847.9	821.1	590.5	257.4	43.6%	782.5	65.4	8.4%

Employer Group
Dental - fully-insured	2,386.2	2,390.7	2,252.5	133.7	5.9%	2,283.9	102.3	4.5%
Dental - ASO	852.4	853.2	1,229.8	(377.4)	-30.7%	869.9	(17.5)	-2.0%
Vision	2,418.3	2,422.8	2,194.1	224.2	10.2%	2,329.6	88.7	3.8%
Other supplemental benefits (E)	1,192.4	1,188.0	960.4	232.0	24.2%	1,049.2	143.2	13.6%
Total Employer Group	6,849.3	6,854.7	6,636.8	212.5	3.2%	6,532.6	316.7	4.8%

Total Specialty Membership	7,697.2	7,675.8	7,227.3	469.9	6.5%	7,315.1	382.1	5.2%

S-10

Humana Inc.
Premiums and Services Revenue Detail
Dollars in millions, except per member per month

					Per Member per Month (F)
	Three Months Ended March 31,				Three Months Ended March 31,
			Dollar	Percentage
	2012	2011	Change	Change	2012	2011

Premiums and Services Revenue
Retail:
Medicare Advantage	$5,093	$4,525	$568	12.6%	$924	$947
Medicare stand-alone PDPs	660	557	103	18.5%	$77	$80
Individual commercial	211	177	34	19.2%	$161	$157
Medicare Supplemental	33	24	9	37.5%	$165	$163
Specialty	38	26	12	46.2%	$15	$15
ASO & other services (B)	6	3	3	100.0%
Total Retail	6,041	5,312	729	13.7%

Employer Group:
Medicare Advantage	1,025	796	229	28.8%	$956	$948
Medicare stand-alone PDPs	2	2	-	0.0%
Fully-insured medical commercial	1,242	1,199	43	3.6%	$349	$340
Specialty	260	230	30	13.0%	$14	$14
ASO & other services (B)	93	96	(3)	-3.1%
Total Employer Group	2,622	2,323	299	12.9%

Health and Well-Being Services:
Pharmacy solutions	2,933	2,457	476	19.4%
Primary care services	281	255	26	10.2%
Home care services	36	16	20	125.0%
Integrated wellness services	57	45	12	26.7%
Total Health and Well-Being Services	3,307	2,773	534	19.3%

Other Businesses:
Military services (G)	906	942	(36)	-3.8%	$174	$176
LI-NET (D)	66	76	(10)	-13.2%	$293	$254
Medicaid and other (H)	257	235	22	9.4%	$140	$125
Total Other Businesses	1,229	1,253	(24)	-1.9%

S-11

Humana Inc.
Medicare Summary
Premiums in millions
Membership in thousands
					Per Member per Month (F)
	Three Months Ended March 31,		Year-over-year Change		Three Months Ended March 31,

	2012	2011	Amount	Percent	2012	2011
Premiums
Medicare Advantage	$6,118	$5,321	$797	15.0%	$929	$947
Medicare stand-alone PDPs	728	635	93	14.6%	$83	$87
Total Medicare	$6,846	$5,956	$890	14.9%

	Ending	Ending	Year-over-year Change
	March 31, 2012	March 31, 2011	Amount	Percent
Fully-Insured Membership
Medicare Advantage	2,241.5	1,875.5	366.0	19.5%
Medicare stand-alone PDPs	2,944.8	2,455.7	489.1	19.9%
Total Medicare	5,186.3	4,331.2	855.1	19.7%

S-12

Humana Inc.	Fair value
Investments
Dollars in millions
	3/31/2012	12/31/2011
Investment Portfolio:
Cash & cash equivalents	$3,656	$1,377
Investment securities	7,889	7,743
Long-term investments	1,704	1,710
Total investment portfolio	$13,249	$10,830

Duration (I)	3.33	3.94
Average Credit Rating	AA-	AA-

Investment Portfolio Detail:
Cash and cash equivalents	$3,656	$1,377
U.S. Government and agency obligations
U.S. Treasury and agency obligations	550	725
U.S. Government residential mortgage-backed	1,725	1,751
U.S. Government commercial mortgage-backed	33	33
Total U.S. Government and agency obligations	2,308	2,509
Tax-exempt municipal securities
Pre-refunded	304	332
Insured	645	634
Other	1,928	1,874
Auction rate securities	15	16
Total tax-exempt municipal securities	2,892	2,856
Residential mortgage-backed
Prime residential mortgages	38	41
Alt-A residential mortgages	2	2
Sub-prime residential mortgages	1	1
Total residential mortgage-backed	41	44
Commercial mortgage-backed	437	381
Asset-backed securities	74	83
Corporate securities
Financial services	867	692
Other	2,974	2,888
Total corporate securities	3,841	3,580
Redeemable preferred stocks	-	-
Total investment portfolio	$13,249	$10,830

S-13

Humana Inc.
Detail of Benefits Payable Balance and Year-to-Date Changes
Dollars in millions

	March 31,	March 31,	December 31,
	2012	2011	2011
Detail of benefits payable
IBNR and other benefits payable (J)	$2,918	$2,770	$2,759
Unprocessed claim inventories (K)	376	482	280
Processed claim inventories (L)	262	226	209
Payable to pharmacy benefit administrator (M)	199	161	167
Benefits payable, excluding military services	3,755	3,639	3,415

Military services benefits payable (N)	353	301	339
Total Benefits Payable	$4,108	$3,940	$3,754

	Three Months Ended	Three Months Ended	Year Ended
	March 31, 2012	March 31, 2011	December 31, 2011
Year-to-date changes in benefits payable, excluding military services (O)

Balances at January 1	$3,415	$3,214	$3,214

Acquisitions	70		29

Incurred related to:
Current year	7,650	6,731	25,821
Prior years (P)	(141)	(251)	(372)
Total incurred	7,509	6,480	25,449

Paid related to:
Current year	(4,793)	(3,878)	(22,729)
Prior years	(2,446)	(2,177)	(2,548)
Total paid	(7,239)	(6,055)	(25,277)

Balances at end of period	$3,755	$3,639	$3,415

	Three Months Ended	Three Months Ended	Year Ended
	March 31, 2012	March 31, 2011	December 31, 2011
Summary of Consolidated Benefit Expense:
Total benefit expense incurred, per above	$7,509	$6,480	$25,449
Military services benefit expense	813	826	3,247
Future policy benefit expense (Q)	28	39	127
Consolidated Benefit Expense	$8,350	$7,345	$28,823

S-14

Humana Inc.
Benefits Payable Statistics (R)

Receipt Cycle Time (S)
	2012	2011	Change	Percentage Change
1st Quarter Average	13.0	13.8	(0.8)	-5.8%
2nd Quarter Average		13.8	n/a	n/a
3rd Quarter Average		13.6	n/a	n/a
4th Quarter Average		14.0	n/a	n/a
Full Year Average	13.0	13.8	(0.8)	-5.8%

Unprocessed Claims Inventories

Date	Estimated Valuation (millions)	Claim Item Counts (000s)	Number of Days on Hand
3/31/2010	$426	1,092	5.6
6/30/2010	$434	1,009	4.9
9/30/2010	$429	1,064	5.2
12/31/2010	$374	981	5.0
3/31/2011	$482	1,197	6.0
6/30/2011	$410	1,093	5.1
9/30/2011	$419	1,272	5.7
12/31/2011	$280	599	2.8
3/31/2012	$376	1,028	4.2

S-15

Humana Inc.
Benefits Payable Statistics (Continued) (R)

Days in Claims Payable (T)
Quarter Ended	Days in Claims Payable (DCP)	Change Last 4 Quarters	Percentage Change
3/31/2010	54.2	(0.4)	-0.7%
6/30/2010	57.0	0.9	1.6%
9/30/2010	57.8	1.6	2.8%
12/31/2010	53.5	(1.9)	-3.4%
3/31/2011	55.5	1.3	2.4%
6/30/2011	56.0	(1.0)	-1.8%
9/30/2011	54.2	(3.6)	-6.2%
12/31/2011	52.5	(1.0)	-1.9%
3/31/2012	50.1	(5.4)	-9.7%

Year-to-Date Change in Days in Claims Payable (U)
			2012	2011
DCP - beginning of period			52.5	53.5
Components of change in DCP:
Change in unprocessed claims inventories			(0.4)	(2.3)
Change in processed claims inventories			0.6	1.4
Change in pharmacy payment cutoff			0.1	0.6
Change in capitation/Medicare HMO member growth			(2.5)	(0.7)
All other			(0.2)	-
DCP - end of period			50.1	52.5

S-16

Humana Inc. Footnotes to Statistical Schedules and Supplementary Information 1Q12 Earnings Release

(A) The Medicaid and other category includes the company’s Medicaid business as well as the closed block of long-term care.
(B) The ASO and other category is primarily comprised of ASO fees and other ancillary services fees.
(C) The operating cost ratio is defined as operating costs as a percent of total revenues excluding investment income.
(D) LI-NET is the CMS Limited Income Newly Eligible Transition program, operated by Humana, to provide Part D prescription drug coverage for all uncovered Full Duals and SSI-only beneficiaries on a retroactive basis and all uncovered LIS eligible beneficiaries on a current basis.
(E) Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.
(F) Computed based on average membership for the period (i.e., monthly ending membership during the period divided by the number of months in the period).
(G) Military services revenues are generally not contracted on a per-member basis.
(H) Includes premiums associated with Medicaid and the closed block of long-term care as well as services revenue.
(I) Duration is the time-weighted average of the present value of the fixed income portfolio cash flows.
(J) IBNR represents an estimate of benefit expenses payable for claims incurred but not reported (IBNR) at the balance sheet date. The level of IBNR is primarily impacted by membership levels, benefit claim trends and the receipt cycle time, which represents the length of time between when a claim is initially incurred and when the claim form is received (i.e. a shorter time span results in lower reserves for claims IBNR). Other benefits payable includes amounts payable to providers under capitation arrangements.
(K) Unprocessed claim inventories represent the estimated valuation of claims received but not yet fully processed.
(L) Processed claim inventories represent the estimated valuation of processed claims that are in the post-claim-adjudication process, which consists of administrative functions such as audit and check batching and handling.
(M) The balance due to the company's pharmacy benefit administrator fluctuates as a result of the number of business days in the last payment cycle of the month. Payment cycles are every 8 days (8(th), 16(th), and 24th of month) and the last day of the month.
(N) Military services benefits payable primarily consist of IBNR and to a lesser extent risk share payables to the Department of Defense and liabilities to subcontractors.
(O) The table excludes activity associated with military services benefits payable because the federal government bears a substantial portion of the risk associated with financing the cost of health benefits. More specifically, the risk-sharing provisions of the military services contracts with the federal government and with subcontractors effectively limit profits and losses when actual claim experience varies from the targeted claim amount negotiated annually. As a result of these contract provisions, the impact of changes in estimates for prior year military services benefits payable are substantially offset by the associated changes in estimates of revenue from health care services reimbursements. As such, any impact on the company's results of operations is reduced substantially, whether positive or negative.
(P) Amounts incurred related to prior years vary from previously estimated liabilities as the claims ultimately are settled. Negative amounts reported for incurred related to prior years result from claims being ultimately settled for amounts less than originally estimated (favorable development). There were no changes in the approach used to determine the company's estimate of claim reserves during the quarter.
(Q) Future policy benefit expense has a related liability classified as a long-term liability on the balance sheet.
(R) Benefits reserves statistics represents fully-insured medical claims data and excludes military services claims data and specialty benefits.
(S) The receipt cycle time measures the average length of time between when a claim was initially incurred and when the claim form was received. Receipt cycle time data for the company's largest claim processing platforms represent approximately 93% of the company's fully-insured medical claims volume. Pharmacy and specialty claims, including dental, vision and other supplemental benefits, are excluded from this measurement.
(T) A common metric for monitoring benefits payable levels relative to the benefit expense is days in claims payable, or DCP, which represents the benefits payable at the end of the period divided by average benefit expenses per day in the quarterly period.
(U) DCP fluctuates due to a number of issues, the more significant of which are detailed in this rollforward. Growth in certain product lines can also impact DCP for the quarter since a provision for claims would not have been recorded for members that had not yet enrolled earlier in the quarter, yet those members would have a provision and corresponding reserve recorded upon enrollment later in the quarter. This analysis excludes the impact of military services and Medicare stand-alone PDPs upon DCP.

S-17

CONTACT:
Humana Investor Relations
Regina Nethery, 502-580-3644
Rnethery@humana.com
or
Humana Corporate Communications
Tom Noland, 502-580-3674
Tnoland@humana.com